Exhibit 99.1

Press Release

October 24, 2019

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President, Treasurer and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RECORD QUARTERLY NET INCOME, DECLARES QUARTERLY DIVIDEND, APPOINTS NEW DIRECTOR

West Des Moines, IA - West Bancorporation, Inc. (Nasdaq: WTBA; the “Company”), parent company of West Bank, today reported that third quarter 2019 net income was $7.5 million, or $0.46 per diluted common share, which is the highest quarterly net income ever recorded by the Company. This is compared to third quarter 2018 net income of $7.1 million, or $0.43 per diluted common share. For the first nine months of 2019, net income was $21.1 million, or $1.28 per diluted common share, compared to $21.3 million, or $1.30 per diluted common share, for the first nine months of 2018. On October 23, 2019, the Company’s Board of Directors declared a regular quarterly dividend of $0.21 per common share. The dividend is payable on November 20, 2019, to stockholders of record on November 6, 2019. Also, at its meeting, the Company’s Board of Directors appointed Patrick J. Donovan to the Company’s board. For more information about Mr. Donovan, refer to the Company’s 8-K, which is available on our website.

In March 2019, the Company announced that, through its subsidiary, West Bank, it was initiating a growth strategy in three new Minnesota markets and has since opened full service branch offices in Owatonna, Mankato and St. Cloud, Minnesota. The financial results of 2019 have been impacted by compensation, professional fees and occupancy and equipment costs related to the Company’s new growth strategy, which totaled approximately $1.9 million on a pretax basis for the first nine months of 2019. We estimate the pretax benefit from loans and deposits in these markets to be approximately $0.5 million through September 30, 2019.

“We continue to execute on our strategic priorities and are pleased to report an all-time record quarter for net income,” commented Dave Nelson, President and Chief Executive Officer of the Company. “We have successfully opened three new full service branch offices in Minnesota and are encouraged by the new business activity in those new markets. We have assembled teams of experienced bankers that are building relationships with local business owners and business leaders. West Bank remains committed to our community focused business banking model with local leadership. We believe we are uniquely positioned to seize opportunities in all of our markets with the seasoned business banking teams we bring to the table. We are confident that this expansion sets us on a path for building shareholder value.”
Dave Nelson also commented, “In addition to the costs associated with our Minnesota expansion, we are experiencing pressure on our net interest margin due to the continued inversion of the U.S. Treasury yield curve and a highly competitive market for loans and deposits. Despite these challenges, we continue to benefit from our ability to manage credit quality and our disciplined approach to expense management. West Bank’s loan balances have increased by 14.7 percent as of September 30, 2019 compared to September 30, 2018.”
“In September, West Bank was named a “Top Workplace in Iowa” by the Des Moines Register for the sixth consecutive year,” said Dave Nelson. “This award is based solely on employee feedback. We look forward to sharing this culture with our new Minnesota communities as we believe it gives us a competitive advantage in attracting bankers and business relationships.”
The Company filed its report on Form 10-Q with the Securities and Exchange Commission today. Please refer to that document for a more in-depth discussion of our financial results. The Form 10-Q is available on the Investor Relations section of West Bank’s website at www.westbankstrong.com.

The Company will discuss its financial results on a conference call scheduled for 10:00 a.m. Central Time tomorrow, Friday, October 25, 2019. The telephone number for the conference call is 888-339-0814. A recording of the call will be available until November 8, 2019, by dialing 877-344-7529. The replay passcode is 10128404.

About West Bancorporation, Inc. (Nasdaq: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving customers since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight offices in the Des Moines, Iowa metropolitan area, one office in Coralville, Iowa, and four offices in Minnesota, in the cities of Rochester, Owatonna, Mankato and St. Cloud.

Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this report. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “confident,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue” or similar references, or references to estimates, predictions or future events.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and nonbank competitors; changes in local, national and international economic conditions; changes in legal and regulatory requirements, limitations and costs; changes in customers’ acceptance of the Company’s products and services; cyber-attacks; unexpected outcomes of existing or new litigation involving the Company; the monetary, trade and other regulatory policies of the U.S. government; and any other risks described in the “Risk Factors” sections of other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	September 30, 2019	September 30, 2018
Assets
Cash and due from banks	$62,119	$26,406
Federal funds sold	67,168	876
Investment securities available for sale, at fair value	410,371	470,331
Federal Home Loan Bank stock, at cost	11,685	10,061
Loans	1,836,730	1,600,817
Allowance for loan losses	(17,042)	(16,673)
Loans, net	1,819,688	1,584,144
Premises and equipment, net	30,057	21,722
Bank-owned life insurance	34,731	34,086
Other assets	21,417	24,040
Total assets	$2,457,236	$2,171,666

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$395,925	$396,079
Interest-bearing:
Demand	322,487	313,916
Savings	1,015,443	943,717
Time of $250 or more	71,669	33,752
Other time	219,283	151,828
Total deposits	2,024,807	1,839,292
Federal funds purchased	3,535	26,245
Other borrowings	197,387	115,505
Other liabilities	27,370	6,006
Stockholders’ equity	204,137	184,618
Total liabilities and stockholders’ equity	$2,457,236	$2,171,666

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
CONSOLIDATED STATEMENTS OF INCOME	2019	2018	2019	2018
Interest income
Loans, including fees	$22,203	$18,347	$63,699	$51,989
Investment securities	2,798	3,495	9,080	9,862
Other	611	78	819	336
Total interest income	25,612	21,920	73,598	62,187
Interest expense
Deposits	6,771	4,768	19,405	11,578
Federal funds purchased	17	61	219	140
Other borrowings	1,708	1,404	4,931	4,067
Total interest expense	8,496	6,233	24,555	15,785
Net interest income	17,116	15,687	49,043	46,402
Provision for loan losses	300	(400)	300	(250)
Net interest income after provision for loan losses	16,816	16,087	48,743	46,652
Noninterest income
Service charges on deposit accounts	630	649	1,841	1,925
Debit card usage fees	426	422	1,235	1,254
Trust services	572	445	1,536	1,465
Increase in cash value of bank-owned life insurance	168	158	482	468
Realized investment securities gains (losses), net	1	(78)	(64)	(103)
Other income	361	518	1,246	1,041
Total noninterest income	2,158	2,114	6,276	6,050
Noninterest expense
Salaries and employee benefits	5,440	4,774	16,324	14,062
Occupancy	1,379	1,250	3,956	3,731
Data processing	695	670	2,091	2,020
FDIC insurance	—	172	404	499
Write-down of premises	—	—	—	333
Other expenses	2,022	1,695	6,055	5,161
Total noninterest expense	9,536	8,561	28,830	25,806
Income before income taxes	9,438	9,640	26,189	26,896
Income taxes	1,912	2,507	5,106	5,615
Net income	$7,526	$7,133	$21,083	$21,281

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2019
3rd Quarter	$0.46	$0.46	$0.21	$22.47	$19.63
2nd Quarter	0.41	0.41	0.21	22.32	20.14
1st Quarter	0.42	0.42	0.20	23.74	19.02

2018
4th Quarter	$0.44	$0.44	$0.20	$23.88	$18.06
3rd Quarter	0.44	0.43	0.20	26.51	23.10
2nd Quarter	0.42	0.41	0.20	26.95	22.65
1st Quarter	0.46	0.45	0.18	26.85	23.65
(1) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the Nasdaq Global Select Market under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended September 30,		Nine Months Ended September 30,
SELECTED FINANCIAL MEASURES	2019	2018	2019	2018
Return on average assets	1.22%	1.28%	1.20%	1.32%
Return on average equity	14.76%	15.40%	14.25%	15.77%
Net interest margin	2.91%	2.95%	2.92%	3.05%
Efficiency ratio*	49.41%	47.71%	52.26%	47.93%

			As of September 30,
			2019	2018
Texas ratio*			0.24%	0.92%
Allowance for loan losses ratio			0.93%	1.04%
Tangible common equity ratio			8.31%	8.50%
* A lower ratio is more desirable.

Definitions of ratios:

•	Return on average assets - annualized net income divided by average assets.

•	Return on average equity - annualized net income divided by average stockholders’ equity.

•	Net interest margin(1) - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio(1) - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains/losses and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets (none held) divided by tangible assets.

(1) Non-GAAP financial measures - see reconciliation below.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(dollars in thousands)

NON-GAAP FINANCIAL MEASURES

This report contains references to financial measures that are not defined in generally accepted accounting principles (GAAP). The following table reconciles the non-GAAP financial measures of net interest income, net interest margin and efficiency ratio on a fully taxable equivalent (FTE) basis to GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reconciliation of net interest income and net interest margin on an FTE basis to GAAP:
Net interest income (GAAP)	$17,116	$15,687	$49,043	$46,402
Tax-equivalent adjustment (1)	28	49	96	574
Net interest income on an FTE basis (non-GAAP)	17,144	15,736	49,139	46,976
Average interest-earning assets	2,334,365	2,118,129	2,249,520	2,058,934
Net interest margin on an FTE basis (non-GAAP)	2.91%	2.95%	2.92%	3.05%

Reconciliation of efficiency ratio on an FTE basis to GAAP:
Net interest income on an FTE basis (non-GAAP)	$17,144	$15,736	$49,139	$46,976
Noninterest income	2,158	2,114	6,276	6,050
Adjustment for realized investment securities (gains) losses, net	(1)	78	64	103
Adjustment for losses on disposal of premises and equipment, net	—	14	—	14
Adjustment for gain on sale of premises	—	—	(307)	—
Adjusted income	19,301	17,942	55,172	53,143
Noninterest expense	9,536	8,561	28,830	25,806
Adjustment for write-down of premises	—	—	—	(333)
Adjusted expense	9,536	8,561	28,830	25,473
Efficiency ratio on an adjusted and FTE basis (non-GAAP) (2)	49.41%	47.71%	52.26%	47.93%

(1) Computed on a tax-equivalent basis using a federal income tax rate of 21 percent, adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt securities and loans. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial results, as it enhances the comparability of income arising from taxable and nontaxable sources.
(2) The efficiency ratio expresses noninterest expense as a percent of fully taxable equivalent net interest income and noninterest income, excluding specific noninterest income and expenses. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial performance. It is a standard measure of comparison within the banking industry.